Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated June 23, 2021, with respect to the consolidated financial statements of Honda Motor Co., Ltd. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement on Form F-3.

/s/ KPMG AZSA LLC

Tokyo, Japan

February 25, 2022